FIRST AMENDMENT TO

BYLAWS

OF

LANDSTAR, INC.

In accordance with resolutions adopted by the Board of Directors of LandStar, Inc., a Nevada corporation, (the “Corporation”), the Bylaws of the Corporation, adopted May 7, 1998 (the “Bylaws”) are hereby amended as set forth in this First Amendment to Bylaws, effective May 16, 2019.

AMENDMENT

1. Article II, Section 11 of the Bylaws is deleted in its entirety and replaced with the following:

“SECTION 11. Action by Shareholders without a Meeting. Any action required or permitted by law to be taken at a meeting of shareholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by shareholders holding a majority of the voting power of the Corporation or, if different, the proportion of voting power required to take the action at a meeting of shareholders.”

2. Except as amended hereby, all terms and provisions of the Bylaws shall remain in full force and effect.

CERTIFICATION OF BYLAWS

The foregoing First Amendment to Bylaws of LandStar, Inc., together with the Bylaws of LandStar, Inc., are the Bylaws of the Corporation, and are certified to have been adopted by the Board of Directors of the Corporation effective as of the 16th day of May, 2019.

/s/ Jason Remillard
Jason Remillard, President